Exhibit 10.3

FRESH VINE WINE, INC.

STOCK OPTION AGREEMENT

(Employee Inducement Grant)

This Stock Option Agreement (the “Agreement”) is made and entered into as of April 25, 2023 by and between Fresh Vine Wine, Inc., a Nevada corporation (the “Company”), and Roger Cockroft (“Employee”).

Background

A. The Company has adopted the Fresh Vine Wine, Inc. 2021 Equity Incentive Plan (as the same shall have been amended from time to time in accordance with the terms thereof, the “Plan”), to increase stockholder value and to advance the interests of the Company by furnishing a variety of economic incentives (“Incentives”) designed to attract, retain and motivate employees, certain key consultants and directors of the Company, under which shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) have been reserved for issuance.

B. The Company intends to grant stock options to Employee as an inducement material to Employee entering into employment with the Company, pursuant to Section 711(a) of the NYSE American LLC Company Guide (the “Inducement Grant”).

C. The Company intends that the Inducement Grant will be granted outside of the Plan and will not reduce the share reserve of the Plan, but the Inducement Grant will otherwise be subject to the terms of the Plan as if it had been granted under the Plan.

D. The independent compensation committee (the “Committee”) of the Board of Directors of the Company (the “Board”), and/or at least majority of the Company’s independent directors believes that entering into this Agreement with Employee is consistent with the stated purposes for which the Plan was adopted and has approved the Inducement Grant.

E. The Company desires to grant stock options to Employee, and Employee desires to accept such stock options, on the terms and conditions set forth herein and in the Plan, other than the limits contained in Section 5 of the Plan, which will not apply.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1. Incorporation by Reference. The terms and conditions of the Plan (other than the limits contained in Section 5 of the Plan, which will not apply), a copy of which has been delivered to Employee, are hereby incorporated herein and made a part hereof by reference as if set forth in full. In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Plan (other than the limits contained in Section 5 of the Plan, which will not apply), the provisions of the Plan shall govern and control.

2. Grant of Option; Purchase Price. Subject to the terms and conditions of this Agreement and the Plan (other than the limits contained in Section 5 of the Plan, which will not apply), the Company hereby grants to Employee the right and option, hereinafter called the “Option”, to purchase all or any part of an aggregate of one million (1,000,000) shares of Common Stock (the “Shares”) at a purchase price per Share equal to $1.00, which price is intended to be at least 100% of the fair market value of the Company’s Common Stock on the grant date (determined in accordance with the Company’s procedures for calculating such fair market value).

3. Exercise and Vesting of Option. The Option shall be exercisable only to the extent that all, or any portion of the Option, has vested in Employee. Each date on which Shares vest in Employee, as set forth in this Section 3, is referred to herein as a “Vesting Date.” Except as provided in paragraph 4, the Option shall vest in Employee and become exercisable with respect to 250,000 Shares on April 25, 2024 (the one-year anniversary of the grant date) and the balance of the Option shall vest in Employee and become exercisable in 36 monthly installments as nearly equal in amount as possible on the following vesting dates:

No. of Shares	Vesting Date	No. of Shares	Vesting Date	No. of Shares	Vesting Date
20,834	5/25/2024	20,834	5/25/2025	20,834	5/25/2026
20,833	6/25/2024	20,833	6/25/2025	20,833	6/25/2026
20,833	7/25/2024	20,833	7/25/2025	20,833	7/25/2026
20,834	8/25/2024	20,834	8/25/2025	20,834	8/25/2026
20,833	9/25/2024	20,833	9/25/2025	20,833	9/25/2026
20,833	10/25/2024	20,833	10/25/2025	20,833	10/25/2026
20,834	11/25/2024	20,834	11/25/2025	20,834	11/25/2026
20,833	12/25/2024	20,833	12/25/2025	20,833	12/25/2026
20,833	1/25/2025	20,833	1/25/2026	20,833	1/25/2027
20,834	2/25/2025	20,834	2/25/2026	20,834	2/25/2027
20,833	3/25/2025	20,833	3/25/2025	20,833	3/25/2027
20,833	4/25/2025	20,833	4/25/2026	20,833	4/25/2027

4. Termination of Relationship with the Company. In the event that Employee shall cease to be employed by the Company (for any reason or no reason, and regardless of whether ceasing to be an employee is voluntary or involuntary on the part of Employee) prior to a Vesting Date, that part of the Option scheduled to vest on the Vesting Date shall not vest and all of Employee’s rights to and under such non-vested portion of the Option shall terminate.

5. Term of Option. Except as otherwise provided in this Agreement, the Option shall be exercisable for five (5) years from the date of this Agreement; provided, however, that in the event Employee ceases to be employed by the Company (for any reason or no reason, and regardless of whether ceasing to be an employee is voluntary or involuntary on the part of Employee), Employee or his/her legal representative shall have ninety (90) days from the date of such termination, or, if earlier, upon the expiration date of the Option as set forth above, to exercise any part of the Option. Upon the expiration of such ninety (90) day period, or, if earlier, upon the expiration date of the Option as set forth above, the Option shall terminate and become null and void.

6. Rights of Option Holder. Employee, as holder of the Option, shall not have any of the rights of a shareholder with respect to the Shares covered by the Option except to the extent that one or more certificates for such Shares shall be delivered to him or her upon the due exercise of all or any part of the Option (or, if applicable, Shares have been recorded as book entries in the corporate records of the Company). Nothing contained in this Agreement shall be deemed to grant Employee any right to continue in the employ of the Company for any period of time or any right to continue his or her present or any other rate of compensation, nor shall this Agreement be construed as giving Employee, Employee’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

7. Transferability. The Option shall not be transferable except to the extent permitted by the Plan.

8. Securities Law Matters. Employee acknowledges that the Shares to be received by him or her upon exercise of the Option may have not been registered under the Securities Act of 1933 or the Blue Sky laws of any state (collectively, the “Securities Acts”). If such Shares have not been so registered, Employee acknowledges and understands that the Company is under no obligation to register, under the Securities Acts, the Shares received by him or her or to assist him or her in complying with any exemption from such registration if he or she should at a later date wish to dispose of the Shares. Employee acknowledges that if not then registered under the Securities Acts, the Shares shall bear a customary 1933 Act restricted legend restricting the transferability thereof.

9. Employee Representations. Employee hereby represents and warrants that Employee has reviewed with his or her own tax advisors the federal, state, and local tax consequences of the transactions contemplated by this Agreement. Employee is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. Employee understands that he or she will be solely responsible for any tax liability that may result to him or her as a result of the transactions contemplated by this Agreement. The Option, if exercised, will be exercised for investment and not with a view to the sale or distribution of the Shares to be received upon exercise thereof.

10. General.

(a) Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Financial Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to Employee under this Agreement shall be in writing and addressed to Employee at Employee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

(b) This Agreement may be amended only by a written agreement executed by the Company and Employee.

(c) This Agreement and the Plan (other than the limits contained in Section 5 of the Plan, which will not apply) embody the entire agreement made between the parties hereto with respect to matters covered herein and shall not be modified except in accordance with paragraph 10(b) of this Agreement.

(d) Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this Agreement.

(e) Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement.

(f) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall be constitute but one in the same agreement. Delivery of an executed counterpart of a signature page by facsimile or other means of electronic transmission utilizing reasonable image scan technology (or DocuSign technology) shall be as effective as delivery of a manually executed counterpart of this Agreement.

(g) If the parties should have a dispute arising out of, or relating to, this Agreement or the parties’ respective rights and duties hereunder, then the parties will resolve such dispute in the following manner: (i) any party may at any time deliver to the others a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 10(g); (ii) during the 30-day period following the delivery of the notice described in this Section 10(g) above, the parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Minnesota in accordance with the then existing rules (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, that the law applicable to any controversy shall be the laws of the state of Nevada, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement, (1) discovery shall be allowed and governed by the Rules, and (2) the award or decision shall be rendered by a single arbitrator who shall be appointed by mutual agreement of the Company and Employee. In the event of failure of the parties subject to the dispute to agree within 30 days after the commencement of the arbitration proceeding upon the appointment of the single arbitrator, the single arbitrator shall be appointed by the AAA in accordance with the Rules. Upon the completion of the selection of the single arbitrator, an award or decision shall be rendered within no more than 30 days. Failure of the arbitrator to meet the time limits of this subsection will not be a basis for challenging the award. The arbitrator will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the arbitrator. The arbitrator may elect to award attorneys’ fees and other related costs payable by the losing party to the successful party. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction.

THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE RELATED DOCUMENTS OR THE RELATIONSHIP ESTABLISHED UNDER THIS AGREEMENT.

(h) This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Nevada, without regard to its conflicts-of-law principles; provided that if the jurisdiction of incorporation of the Corporation is a jurisdiction other than Nevada, then this Agreement shall instead be governed by the laws of the jurisdiction of incorporation of the Corporation, without regard to its conflicts-of-law principles. The venue for any action relating to this Agreement shall be the federal or state courts located in Minneapolis, Minnesota, to which venue each party hereby submits.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EMPLOYEE:

/s/ Roger Cockroft
Roger Cockroft

FRESH VINE WINE, INC.

By:	/s/ Michael Pruitt
Name:	Michael Pruitt
Title:	Non-Executive Chair of the Board of Directors

Signature Page – Stock Option Agreement

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